Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of AYRO, Inc. on Form S-3 to be filed on or about November 25, 2020 of our report dated April 1, 2019 (except for the matter described in Note 4, as to which the date is March 30, 2020), on our audit of the consolidated financial statements of DropCar, Inc. as of December 31, 2018 and for the year then ended, which report was included in the Annual Report on Form 10-K of DropCar, Inc. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EISNERAMPER LLP

New York, New York

November 25, 2020